Exhibit 99.2

                      Super Micro Settles Patent Litigation

     SAN JOSE, Calif.--(BUSINESS WIRE)--May 9, 2007--Super Micro Computer, Inc. (NASDAQ:SMCI), a leader in application optimized, high performance server solutions, announced today that it has settled litigation between it and Rackable Systems, Inc. The result confirms the integrity of the design, manufacture and sales of Super Micro's full product line. The settlement involves no financial impact on Super Micro.

     In September 2005, Rackable Systems brought claims of patent infringement against Super Micro in the United States District Court for the Northern District of California. The suit alleged infringement of United States Patent Nos. 6,496,366 (the "366 Patent") and 6,850,408 (the "408 Patent"). Super Micro filed counterclaims for declaratory judgment seeking, among other things, to have the '366 Patent and the '408 Patent held invalid.

     In January 2007, the Court entered summary adjudication in favor of Super Micro holding that all claims of the '408 Patent and several claims of the '366 Patent are invalid. Thereafter, both Super Micro and Rackable filed motions for summary adjudication on several other issues. Rulings in favor of Super Micro on its motion would have terminated all further proceedings under Rackable's complaint, leaving only the remaining invalidity claims under Super Micro's counterclaims to proceed to trial.

     The parties were scheduled to begin trial on August 13, 2007, on the issues of invalidity and infringement of the remaining claims of the '366 Patent. Super Micro and Rackable entered into settlement negotiations on May 1, 2007 resulting in a successful resolution and a confidential settlement agreement.

     On May 2, 2007, pursuant to a stipulation of the parties, the Court entered its order dismissing the claims of both Super Micro and Rackable with prejudice. The settlement leaves no impact on Super Micro's business activities and financials.

     About Super Micro Computer, Inc.

     Established in 1993, Supermicro emphasizes superior product design and uncompromising quality control to produce industry-leading serverboards, chassis and server systems. These mission-critical Server Building Block solutions provide benefits across many environments, including data center deployment, high-performance computing, high-end workstations, storage networks and standalone server installations. For more information on Supermicro's complete line of advanced motherboards, SuperServers, and optimized chassis, visit www.Supermicro.com, email Marketing@Supermicro.com, call the San Jose, CA headquarters at +1 408-503-8000.

     SMCI-F


     CONTACT: Kalt Rosen Group/Ruder Finn West
              Howard Kalt, 415-541-0750 (office)
              or 415-317-0092 (mobile)
              KaltH@RuderFinn.com